Exhibit 10.13

14 March 2007

Greg Lock

The Old Rectory,

Allcannings

Devizes,

Wilts SN10 3PF

UK

Dear Greg

Appointment as a non-executive chairman of DICOM Group plc

On 14 March 2007 the board of DICOM Group plc (‘the Company’) plans to appoint you as non-executive chairman. We are writing to set out the terms of your appointment.

Appointment

Your appointment will be for an initial term of three years commencing on 15 March 2007, unless otherwise terminated earlier by and at the discretion of either party upon six month’s written notice. Continuation of your contract of appointment is contingent on satisfactory performance and re-election at forthcoming AGMs.

Time commitment

Overall we anticipate a time commitment of an average of 4 days per month, equating to 48 days per annum. This will include attendance at approx. 8 board meetings, either physically or by conference call, and the AGM. In addition, you will be expected to devote appropriate preparation time ahead of each meeting.

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. The agreement of the Nomination Committee should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive chairman of the Company.

Role

Non-executive directors have the same general legal responsibilities to the Company as any other director. As non-executive chairman you will be responsible for leadership of the Board, which, as a whole, is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs. The Board:

•	provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

•	sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

In addition to these requirements of all directors, the role of the non-executive has the following key elements:

•	Strategy: Non-executive directors should constructively challenge and contribute to the development of strategy;

•	Performance: Non-executive directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•	Risk: Non-executive directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

•

People: Non-executive directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

Fees

You will be paid a fee of £100,000 gross per annum, which will be paid monthly in arrears, subject to an annual review by the board. The Company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office in accordance with the Company’s normal expenses procedure with the following exception. Should you choose to purchase air tickets yourself then It is agreed that reasonable expenses shall include the lesser of actual fare paid by you and the fully-flexible business class fare for intercontinental travel. The benchmark shall be British Airways when making the comparison.

Outside interests

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the chairman of the Nominations Committee and company secretary as soon as apparent.

Information

You will be supplied with all information (including financial information) which you reasonably require in order to carry out your duties and such information will be provided in sufficiently good time to enable you to give it proper consideration prior to any decision which may have to be made. In particular, the Company will provide you with the papers for the board meetings in advance (unless such meetings are held at short notice to which you consent).

Confidentiality

All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means), to third parties without prior clearance from the chairman of the Nominations Committee or the company secretary. Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of price sensitive information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the chairman of the Nominations Committee or the company secretary.

Induction

Prior to your appointment, the Company has arranged for site visits and meetings with executive and non-executive directors as well as senior management and the Company’s auditors.

Review process

The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters, which cause you concern about your role you should discuss them with the chairman of the Nominations Committee or the company secretary as soon as is appropriate.

Insurance

The Company has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of your appointment. The current indemnity limit is CHF20 million.

Independent professional advice

Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisors at the Company’s expense. The Company will reimburse the full cost of expenditure incurred in accordance with the attached policy.

Matters reserved to the Board

Enclosed you will find a schedule of matters reserved to the Group Board.

Location of employment

Your primary location of employment will be the DICOM Group / DICOM Technology offices in Chineham Business Park, Basingstoke.

Committees

This letter refers to your appointment as a non-executive chairman of the Company. You may also serve as a member on other committees of the Board, for example the Nomination, Remuneration and Audit Committees, as defined within the committees’ terms of reference. The above-mentioned fee covers these additional responsibilities.

Please confirm your acceptance of this appointment by signing the duplicate original of this letter and returning it to the company secretary.

Yours sincerely,
DICOM Group plc

/s/ Chris Conway	/s/ Stefan Gaiser
Chris Conway	Stefan Gaiser
Chairman of the Remuneration Committee	Company Secretary

I accept the terms of this letter

/s/ Greg Lock
Greg Lock

Enclosure

Matters reserved to the Group Board:

•	Approval Group’s strategic plans

•	Appointments to/removals from Group Board (both exec and non-exec, including Company Secretary)

•	Appointment/removal of Group Chief Executive

•	Group Organisation Chart (incl. Management and Business Development Teams)

•	Recommendations of Remuneration Committee

•	Recommendations of Audit Committee

•	Recommendations of Nomination Committee

•	Appointment/removal of executives with OTE remuneration in excess of EUR 150k pa

•	Appointment/removal of Auditors/Nominated Advisers

•	Set up new subsidiary

•	Terms of acquisition/disposal or part disposal of subsidiaries, business or assets

•	Capital expenditure in excess EUR 250k

•	Approval Group Budget and mid term operating plans

•	Approval Group Accounts

•	Approval Group Accounting Policies

•	Approval Group Announcements to Stock Exchange

•	Approval Model Share Dealing Code

•	Set up Financing Facilities in excess EUR 600k

•	Pledge of Group assets as security

•	DICOM Group plc guarantees to financiers/suppliers

•	Rules for dealing on Foreign Exchange markets

•	Proposed departures from rules for dealing on Foreign Exchange markets (above)

•	Establishment Group Share Option schemes and grants thereunder

•	Establishment Group Pension Scheme

•	Approval all transactions with “connected persons”

•	Issue of shares in Group companies

•	Approval property/equipment leases in excess EUR 250k pa

•	Initiate and respond to major litigation